Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 20-I dated January 5, 2012	Term Sheet to Product Supplement No. 20-I Registration Statement No. 333-177923 Dated October 22, 2014; Rule 433

Structured Investments	$ Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc. due November 22, 2016

General

•	The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing price of one share of the Reference Stock is greater than or equal to 70% of the Initial Price, which we refer to as the Coupon Barrier Level. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the Notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.
•	The Notes may be redeemed early, in whole but not in part, at our option on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). The earliest date on which the Notes may be redeemed early is November 19, 2014.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing November 22, 2016†
•	Minimum denominations of $1,000 and integral multiples thereof
•	The terms of the Notes as set forth in “Key Terms” below and Annex A to this term sheet, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 20-I, supersede the terms set forth in product supplement no. 20-I.

Key Terms

Reference Stock:	The common stock, no par value, of Apple Inc. (Bloomberg ticker: AAPL). We refer to Apple Inc. as “Apple.”
Contingent Interest Payments:

If the Notes have not been previously redeemed early and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $18.75* (equivalent to an interest rate of at least 7.50%* per annum, payable at a rate of at least 1.875%* per quarter).

If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.

Coupon Barrier Level / Knock-In Level:	An amount that represents 70% of the Initial Price
Contingent Interest Rate:

At least 7.50%* per annum, payable at a rate of at least 1.875%* per quarter, if applicable

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum.

Early Redemption:	We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date) at a price for each $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your Notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Contingent Interest Payment Dates on which the Notes are redeemed early.
Payment at Maturity:	If the Notes have not been redeemed early and the Final Price is greater than or equal to the Knock-In Level, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date.
If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, at maturity you will lose 1% of the principal amount of your Notes for every 1% that the Final Price is less than the Initial Price. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:
$1,000 + ($1,000 × Stock Return)
If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.
Stock Return:	(Final Price – Initial Price) Initial Price
Initial Price:	The closing price of one share of the Reference Stock on the Pricing Date
Final Price:	The closing price of one share of the Reference Stock on the Valuation Date
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “Anti-Dilution Adjustments” and “Reorganization Events” under Annex A to this term sheet for further information.
Pricing Date:	On or about November 17, 2014
Original Issue Date (Settlement Date):	On or about November 20, 2014
Observation Dates†:	February 17, 2015, May 18, 2015, August 17, 2015, November 17, 2015, February 17, 2016, May 17, 2016, August 17, 2016 and November 17, 2016 (the “Valuation Date”)
Contingent Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the Contingent Interest Payment Dates will be February 20, 2015, May 21, 2015, August 20, 2015, November 20, 2015, February 22, 2016, May 20, 2016, August 22, 2016 and the Maturity Date
Maturity Date†:	November 22, 2016
CUSIP:	48127DP28
†	Subject to postponement in the event of certain market disruption events and as described under “Postponement of an Observation Date” under Annex A to this term sheet and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I

Investing in the Contingent Coupon Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $17.50 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $967.70 per $1,000 principal amount Note. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $950.00 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 22, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 20-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 20-I dated January 5, 2012. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 20-I dated January 5, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the provisions set forth in Annex A to this term sheet will apply to the Notes offered by this term sheet. In addition, notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the Notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” in this term sheet and will not be subject to an automatic call.

For purposes of the Notes offered by this term sheet, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this term sheet, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Interest Barrier	Coupon Barrier Level
Trigger Level	Knock-In Level
Initial Stock Price	Initial Price
Final Stock Price	Final Price
Review Date	Observation Date
Final Review Date	Valuation Date
Interest Payment Date	Contingent Interest Payment Date
JPMorgan Structured Investments —	TS-1
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Selected Purchase Considerations

•	QUARTERLY CONTINGENT INTEREST PAYMENTS — The Notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Observation Date of at least $18.75* per $1,000 principal amount Note (equivalent to an interest rate of at least 7.50%* per annum, payable at a rate of at least 1.875%* per quarter). If the Notes have not been redeemed early and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive a Contingent Interest Payment on the applicable Contingent Interest Payment Date. If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Interest Payment Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). If the Notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount Note on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the Notes have not been redeemed early, we will pay you your principal back at maturity only if the Final Price is greater than or equal to the Knock-In Level. However, if the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.
•	RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the Notes is linked to the performance of a single Reference Stock, which is the common stock of Apple. For additional information see “The Reference Stock” in this term sheet.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I, although for purposes of this offering, references therein to an automatic call should be read to refer to an early redemption. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 20-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

In addition, notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” could apply to amounts paid with respect to the Notes.  You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Moreover, recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Notes.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

JPMorgan Structured Investments —	TS-2
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose 1% of your principal amount at maturity for every 1% that the Final Price is less than the Initial Price. Accordingly, under these circumstances, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the Notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Stock. If the Notes have not been redeemed early, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing price of one share of the Reference Stock on that Observation Date is greater than or equal to the Coupon Barrier Level. If the closing price of one share of the Reference Stock on that Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Observation Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Reference Stock on each Observation Date is less than the Coupon Barrier Level, you will not receive any interest payments over the term of the Notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the Notes are redeemed early, the amount of Contingent Interest Payments made on the Notes may be less than the amount of Contingent Interest Payments that would have been payable if the Notes were held to maturity, and, for each $1,000 principal amount Note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.
•	REINVESTMENT RISK — If your Notes are redeemed early, the term of the Notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Contingent Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are redeemed early prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE REFERENCE STOCK — The appreciation potential of the Notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the Notes, regardless of any appreciation in the price of the Reference Stock, which may be significant. You will not participate in any appreciation in the price of the Reference Stock. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the Notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 20-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with Apple, including extending loans to, or making equity investments in, Apple or providing advisory services to Apple. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Apple, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

•	THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE VALUATION DATE— If the Final Price is less than the Knock-In Level and the Notes have not been redeemed early, the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. The Final Price will be determined based on the closing price of one share of the Reference Stock on a single day near the end of the term of the Notes; the closing price of one share of the Reference Stock at the Maturity Date or at other times during the term of the Notes could be greater than or equal to the Knock-In Level. This difference could be particularly large if there is a significant decrease in the price of one share of the Reference Stock during the later portion of the term of the Notes or if there is significant volatility in the
JPMorgan Structured Investments —	TS-3
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

price of one share of the Reference Stock during the term of the Notes, especially on dates near the Valuation Date.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Reference Stock, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing price of the Reference Stock;
•	the time to maturity of the Notes;
•	whether the closing price of one share of the Reference Stock has been, or is expected to be, less than the Coupon Barrier Level on any Observation Date and whether the Final Price is expected to be less than the Knock-In Level;
•	the optional early redemption feature and whether we are expected to redeem the Notes early, which is likely to limit the value of the Notes;
•	the dividend rate on the Reference Stock;
•	interest and yield rates in the market generally;
JPMorgan Structured Investments —	TS-4
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the Notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Stock and the Notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this term sheet. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	RISK OF THE CLOSING PRICE OF THE REFERENCE STOCK FALLING BELOW THE COUPON BARRIER LEVEL OR THE KNOCK-IN LEVEL IS GREATER IF THE CLOSING PRICE OF THE REFERENCE STOCK IS VOLATILE — The likelihood of the closing price of one share of the Reference Stock falling below the Coupon Barrier Level or the Knock-In Level will depend in large part on the volatility of the closing price of the Reference Stock — the frequency and magnitude of changes in the closing price of the Reference Stock.
•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the Notes in making these determinations.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.
JPMorgan Structured Investments —	TS-5
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?

If the Notes have not been previously redeemed early and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $18.75 (equivalent to an interest rate of at least 7.50% per annum, payable at a rate of at least 1.875% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum. If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. We refer to the Contingent Interest Payment Date immediately following any Observation Date on which the closing price of one share of the Reference Stock is less than the Coupon Barrier Level as a “No-Coupon Date.” The following table assumes a Contingent Interest Rate of 7.50% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount Note over the term of the Notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$150.00
1 No-Coupon Date	$131.25
2 No-Coupon Dates	$112.50
3 No-Coupon Dates	$93.75
4 No-Coupon Dates	$75.00
5 No-Coupon Dates	$56.25
6 No-Coupon Dates	$37.50
7 No-Coupon Dates	$18.75
8 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payment at maturity on the Notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Notes are not redeemed early. We make no representation or warranty as to what the closing price of one share of the Reference Stock will be on any Observation Date. In addition, the following table and examples assume an Initial Price of $100.00 and a Coupon Barrier Level and a Knock-In Level of $70.00 (equal to 70% of the hypothetical Initial Price) and a Contingent Interest Rate of 7.50% per annum (payable at a rate of 1.875% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.50% per annum. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Stock Return	Payment at Maturity (1)
$180.00	80.00%	$1,018.75
$170.00	70.00%	$1,018.75
$160.00	60.00%	$1,018.75
$150.00	50.00%	$1,018.75
$140.00	40.00%	$1,018.75
$130.00	30.00%	$1,018.75
$120.00	20.00%	$1,018.75
$115.00	15.00%	$1,018.75
$110.00	10.00%	$1,018.75
$105.00	5.00%	$1,018.75
$100.00	0.00%	$1,018.75
$95.00	-5.00%	$1,018.75
$90.00	-10.00%	$1,018.75
$80.00	-20.00%	$1,018.75
$70.00	-30.00%	$1,018.75
$69.99	-30.01%	$699.90
$60.00	-40.00%	$600.00
$50.00	-50.00%	$500.00
$40.00	-60.00%	$400.00
$30.00	-70.00%	$300.00
$20.00	-80.00%	$200.00
$10.00	-90.00%	$100.00
$0.00	-100.00%	$0.00

(1) You will receive a Contingent Interest Payment at maturity if the closing price of one share of the Reference Stock on the Valuation Date is greater than or equal to the Coupon Barrier Level.

JPMorgan Structured Investments —	TS-6
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the Notes in different hypothetical scenarios are calculated.

Example 1: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock increases from the Initial Price of $100 to a Final Price of $110.  The investor receives a payment of $18.75 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes are not redeemed early and the Final Price is greater than the Coupon Barrier Level and Knock-In Level, the investor receives at maturity a payment of $1,018.75 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $18.75 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,150 per $1,000 principal amount Note.  This represents the maximum total payment an investor may receive over the term of the Notes.

Example 2: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with four of the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock decreases from the Initial Price of $100 to a Final Price of $70.  The investor receives a payment of $18.75 per $1,000 principal amount Note in connection with four of the Observation Dates preceding the Valuation Date.  Because the Notes are not redeemed early and the Final Price is equal to the Coupon Barrier Level and Knock-In Level, even though the Final Price is less than the Initial Price, the investor receives at maturity a payment of $1,018.75 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $18.75 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,093.75 per $1,000 principal amount Note.

Example 3: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock decreases from the Initial Price of $100 to a Final Price of $40.  The investor receives a payment of $18.75 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes are not redeemed early and the Final Price is less than the Coupon Barrier Level and Knock-In Level, the investor receives at maturity a payment of $400 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the Notes over the term of the Notes is $531.25 per $1,000 principal amount Note.

Example 4: The Notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock decreases from the Initial Price of $100 to a Final Price of $30.  Because the Notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, and the Final Price is less than the Coupon Barrier Level and Knock-In Level, the investor receives no payments over the term of the Notes, other than a payment at maturity of $300 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-7
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Apple is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Apple designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock, no par value, of Apple (Bloomberg ticker: AAPL), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in Annex A to this term sheet. Information provided to or filed with the SEC by Apple pursuant to the Exchange Act can be located by reference to SEC file number 000-10030, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing prices of one share of the Reference Stock from January 2, 2009 through October 17, 2014. The closing price of one share of the Reference Stock on October 21, 2014 was $102.47. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Pricing Date or any Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal amount or the payment of any interest.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates

JPMorgan Structured Investments —	TS-8
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the Notes and “The Reference Stock” in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. 20-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-9
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Annex A

Notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the following provisions will apply to the Notes offered by this term sheet.

Closing Price of One Share of the Reference Stock

The “closing price” of one share of the Reference Stock (or one unit of any other security for which a closing price must be determined) on any relevant day means:

•	if the Reference Stock (or that security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act, on which the Reference Stock (or that security) is listed or admitted to trading;
•	if the Reference Stock (or that security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (or any successor service) operated by Financial Industry Regulatory Authority, Inc. (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;
•	if that security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and that security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which that security is listed or admitted to trading; or
•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the Reference Stock (or that security) obtained from as many dealers in the Reference Stock (or that security), but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of the mean, but only to the extent that any of those bids is not the highest or the lowest of the bids obtained, in each case multiplied by the then-current Stock Adjustment Factor, subject to the provisions of “— Postponement of an Observation Date” and “— Reorganization Events” below.

Postponement of an Observation Date

If an Observation Date is a Disrupted Day (as defined below), the applicable Observation Date will be postponed to the immediately succeeding scheduled trading day (as defined below) that is not a Disrupted Day.

In no event, however, will any Observation Date be postponed to a date that is after the applicable Final Disrupted Observation Date (as defined below). If an Observation Date has been postponed to the applicable Final Disrupted Observation Date and that day is a Disrupted Day, the calculation agent will determine the closing price of one share of the Reference Stock for that Observation Date on that Final Disrupted Observation Date in good faith based on the calculation agent’s assessment of the market value of one share of the Reference Stock on that Final Disrupted Observation Date.

With respect to an Observation Date, the “Final Disrupted Observation Date” means the tenth scheduled trading day after that Observation Date, as originally scheduled.

A “Disrupted Day” means, with respect to the Reference Stock, a day that is not a trading day with respect to the Reference Stock or a day on which a market disruption event (as defined in the accompanying product supplement) occurs or is continuing with respect to the Reference Stock.

A “scheduled trading day” is, with respect to the Reference Stock, a day, as determined by the calculation agent, on which each of the following exchanges is scheduled to be open for trading for their respective regular trading sessions: (a) the relevant exchange for the Reference Stock and (b) the exchanges on which futures or options contracts related to the Reference Stock are traded.

A “trading day” is, with respect to the Reference Stock, a day, as determined by the calculation agent, on which trading is generally conducted on (a) the relevant exchange for the Reference Stock and (b) the exchanges on which futures or options contracts related to the Reference Stock are traded.

“Relevant exchange” means, with respect to the Reference Stock, the primary exchange or market for trading for the shares of the Reference Stock.

Anti-Dilution Adjustments

The Stock Adjustment Factor for the Reference Stock is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

Unless otherwise specified below, no adjustments to the Stock Adjustment Factor will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the business day immediately preceding the maturity date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of one share of the Reference Stock on any relevant day during the term of the Notes. No adjustments will be made for certain other events, such as offerings of

JPMorgan Structured Investments —	A-1
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

common stock by the issuer of the Reference Stock for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Reference Stock by the issuer of the Reference Stock or any third party.

If an event other than those described below occurs with respect to the Reference Stock and the calculation agent determines that the event has a dilutive or concentrative effect on the theoretical value of the Reference Stock, the calculation agent may calculate the corresponding adjustment or series of adjustments to the Stock Adjustment Factor as the calculation agent determines in good faith to be appropriate to account for that dilutive or concentrative effect. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of any such adjustment or our decision not to make any such adjustment.

Notwithstanding anything to the contrary in this term sheet, if under the provisions below or in the following “— Reorganization Events” section, the calculation agent would make more than one adjustment on the same day, the calculation agent in good faith may make adjustments or a series of adjustments that differ from, or that are in addition to, those described below or under the following “— Reorganization Events” section with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from the applicable event(s). You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of any such adjustment or our decision not to make any such adjustment.

JPMS, as calculation agent, will be solely responsible for the determination and calculation of any adjustment to the Stock Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section and its determinations and calculations will be conclusive absent manifest error.

The calculation agent will provide information as to any adjustments to the Stock Adjustment Factor as described below upon written request by any investor in the Notes.

Stock Splits and Reverse Stock Splits

If the Reference Stock is subject to a stock split or reverse stock split, then once that split has become effective, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	the number of shares that a holder of one share of the Reference Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Stock is subject to (i) a stock dividend, i.e., an issuance of additional shares of the Reference Stock that is given ratably to all or substantially all holders of shares of the Reference Stock or (ii) a distribution of shares of the Reference Stock as a result of the triggering of any provision of the corporate charter of the issuer of the Reference Stock, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and
•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Stock.

Non-Cash Dividends or Distributions

If the issuer of the Reference Stock distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of the Reference Stock to all or substantially all holders of shares of the Reference Stock (other than (i) dividends, distributions, rights or warrants referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or “— Issuance of Transferable Rights or Warrants” below and (ii) cash dividends or distributions referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which the Current Market Price exceeds the Fair Market Value of that distribution.

The “Current Market Price” of the Reference Stock means the closing price of one share of the Reference Stock on the trading day immediately preceding the ex-dividend date of the dividend or distribution requiring an adjustment to the Stock Adjustment Factor.

The “Fair Market Value” of any distribution means the value of that distribution on the ex-dividend date for that distribution, as determined by the calculation agent. If that distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the opening price of that distributed property on that ex-dividend date, as determined by the calculation agent.

The “ex-dividend date,” with respect to a dividend or other distribution for the Reference Stock, means the first trading day on which transactions in the shares of the Reference Stock trade on the relevant exchange without the right to receive that dividend or other distribution.

Notwithstanding the foregoing, a distribution on the Reference Stock described in clause (a), (d) or (e) of the section entitled “— Reorganization Events” below that also would require an adjustment under this section will not cause an adjustment to the Stock Adjustment Factor and will only be treated as a Reorganization Event (as defined below) pursuant to clause (a), (d)

JPMorgan Structured Investments —	A-2
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

or (e) under the section entitled “— Reorganization Events.” A distribution on the Reference Stock described in the section entitled “— Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section will cause an adjustment only pursuant to the section entitled “— Issuance of Transferable Rights or Warrants.”

Cash Dividends or Distributions

If the issuer of the Reference Stock pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Reference Stock during any quarterly fiscal period during the term of the Notes in an aggregate amount that, together with other cash dividends or distributions made previously during that quarterly fiscal period with respect to which an adjustment to the Stock Adjustment Factor has not previously been made under this “— Cash Dividends or Distributions” section, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which the Current Market Price exceeds the aggregate amount in cash per share of the Reference Stock distributed in that cash dividend or distribution together with any cash dividends or distributions made previously during that quarterly fiscal period with respect to which an adjustment to the Stock Adjustment Factor has not previously been made under this “— Cash Dividends or Distributions” section to holders of shares of the Reference Stock in excess of the Dividend Threshold.

For the avoidance of doubt, the Stock Adjustment Factor may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold. If the Stock Adjustment Factor has been previously adjusted in a particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the issuer of the Reference Stock pays cash dividends or makes other distributions during that quarterly fiscal period in an aggregate amount that, together with other cash dividends or distributions since the last adjustment to the Stock Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold), exceeds the Dividend Threshold. Those subsequent adjustments to the Stock Adjustment Factor will only take into account the cash dividends or distributions during that quarterly fiscal period made since the last adjustment to the Stock Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold.

The “Dividend Threshold” is equal to the sum of (x) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding quarterly fiscal period, if any, per share of the Reference Stock plus (y) 10% of the closing price of one share of the Reference Stock on the trading day immediately preceding the ex-dividend date.

Issuance of Transferable Rights or Warrants

Except as provided below, if the issuer of the Reference Stock issues transferable rights or warrants to all holders of shares of the Reference Stock to subscribe for or purchase the Reference Stock, including new or existing rights to purchase the Reference Stock at an exercise price per share less than the closing price of one share of the Reference Stock on the ex-dividend date, then the Stock Adjustment Factor will be adjusted at or prior to the close (as determined by the calculation agent in its sole discretion) on the ex-dividend date for that issuance so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and
•	one plus the number of shares of the Reference Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Reference Stock.

The number of shares that can be purchased will be based on the closing price or the then-applicable trading price of one share of the Reference Stock on the ex-dividend date. The cash value of the warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange, will equal the closing price or the then-applicable trading price of one such warrant or right or, if the warrants or rights are not traded on a U.S. national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at approximately 3:00 p.m., New York City time, on the ex-dividend date, provided that if only two bid prices are available, then the cash value of those warrants or rights will equal the average (mean) of those bids, and if only one bid is available, then the cash value of those warrants or rights will equal that bid.

The “ex-dividend date,” with respect to a transferable right or warrant, means the first trading day on which transactions in the shares of the Reference Stock trade on the relevant exchange without the right to receive that transferable right or warrant.

Notwithstanding the foregoing, if the calculation agent determines in good faith that the adjustments in response to the issuance of transferable rights or warrants described above do not achieve an equitable result, the calculation agent in good faith may make adjustments or a series of adjustments that differ from, or that are in addition to, those described above with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from the applicable event. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Stock. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of any such adjustment or our decision not to make any such adjustment.

Reorganization Events

If, on or before the Maturity Date,

JPMorgan Structured Investments —	A-3
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

(a)	there occurs any reclassification or change of the Reference Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of the Reference Stock;
(b)	the issuer of the Reference Stock, or any surviving entity or subsequent surviving entity of the issuer of the Reference Stock (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;
(c)	any statutory exchange of securities of the issuer of the Reference Stock or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;
(d)	the issuer of the Reference Stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;
(e)	the issuer of the Reference Stock issues to all of its shareholders equity securities of an issuer other than the issuer of the Reference Stock, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-Off Event”); or
(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the Reference Stock and is consummated and completed in full for all or substantially all of those shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the closing price of one share of the Reference Stock from and including the effective date for that Reorganization Event will be adjusted as set forth below.

If a reorganization event other than those described above occurs with respect to the Reference Stock, the calculation agent may calculate the corresponding adjustment or series of adjustments to the closing price of one share of the Reference Stock as the calculation agent determines in good faith to be appropriate to account for that reorganization event. In addition, see “Anti-Dilution Adjustments” above for additional information about multiple adjustments on the same day. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of any such adjustment or our decision not to make any such adjustment.

If a Reorganization Event with respect to the Reference Stock occurs, the calculation agent will be solely responsible for the determination of any Exchange Property, the value of any Exchange Property and the effect of the Reorganization Event on the closing price of one share of the Reference Stock, and its determinations and calculations will be conclusive absent manifest error.

The calculation agent will provide information as to any adjustments resulting from a Reorganization Event upon written request by any investor in the Notes.

The Exchange Property

The “Exchange Property” will consist of any shares of the Reference Stock that continue to be held by the holders of the Reference Stock and any securities, cash or any other assets distributed to the holders of the Reference Stock with respect to one share of the Reference Stock in, or as a result of, that Reorganization Event. No interest will accrue on any Exchange Property.

In the case of a consummated and completed-in-full tender or exchange offer or going-private transaction involving Exchange Property of a particular type, the Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to the Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer, a merger, combination or consolidation or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, the Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who do not make an election.

With respect to any portion of the Exchange Property that consists of property other than Exchange Traded Securities or cash (such property, “Liquidation Property”), that portion of the Exchange Property will be deemed instead to consist of an amount of cash equal to the market value of the Liquidation Property, as determined by the calculation agent in its sole discretion, on the date the issuer of the Reference Stock distributed all the Liquidation Property.

“Exchange Traded Securities” means securities (including, without limitation, securities of the issuer of the Reference Stock or securities of foreign issuers represented by American depositary receipts) traded on the NYSE, the NYSE MKT LLC or The NASDAQ Stock Market.

The Closing Price of the Exchange Property

On any relevant day, the “closing price” of the Exchange Property means the product of:

(a)	the sum of:
(i)	the closing price of one share of any Exchange Traded Securities composing the Exchange Property on that day multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock; and
(ii)	the aggregate cash amount of any Exchange Property (other than Exchange Traded Securities), including the aggregate cash amount resulting from the valuation of the Liquidation Property as described above; and
(b)	the Stock Adjustment Factor for the Reference Stock as of the effective date for the Reorganization Event.

Any Exchange Traded Securities composing the Exchange Property will be subject to the anti-dilution adjustment and reorganization-event adjustments including but not limited to those set forth in this term sheet as if it were the Reference Stock, and the Stock Adjustment Factor of any Exchange Traded Securities will be set equal to 1.0 on the effective date for the Reorganization Event.

JPMorgan Structured Investments —	A-4
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Adjustment to the Closing Price of One Share of the Reference Stock

If a Reorganization Event occurs, then, for purposes of any determination with respect to the Reference Stock on or after the effective date of that Reorganization Event, the closing price of one share of the Reference Stock on any relevant day will equal the closing price of the Exchange Property on that day.

Payment upon an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount Note upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount Note calculated in the manner described on the cover of this term sheet and calculated as if the date of acceleration were (a) the Valuation Date and (b) the Final Disrupted Observation Date for the Valuation Date (if the date of acceleration is a Disrupted Day); provided that any Contingent Interest Payment that is payable will be prorated based on the ratio of the actual number of days from and including the previous Contingent Interest Payment Date to but excluding the date of acceleration over the number of days from and including the previous Contingent Interest Payment Date to but excluding the next scheduled Contingent Interest Payment Date.

The amount determined as described above will constitute the final payment on the Notes, and no additional amounts will accrue with respect to the Notes following the date of acceleration, regardless of any performance of the Reference Stock following the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to The Depository Trust Company, or DTC, as holder of the Notes, of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

JPMorgan Structured Investments —	A-5
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.